Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

May 6, 2013

Vantiv, Inc.

8500 Governor’s Hill Drive
Symmes Township, Ohio 45249

Ladies and Gentlemen:

We have acted as counsel to Vantiv, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3 filed the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the sale by the parties listed as selling stockholders (the “Selling Stockholders”) in the Registration Statement of the number of shares of Class A common stock, par value $0.00001 per share, of the Company specified in the Registration Statement (the “Shares”). The Shares are to be sold by the Selling Stockholders pursuant to an underwriting agreement among the Company, the Selling Stockholders and the Underwriters named therein (the “Underwriting Agreement”), the form of which will be filed as Exhibit 1.1 to the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement; (iv) the prospectus contained within the Registration Statement; (v) the form of the Underwriting Agreement; (vi) the form of Class A Common Stock Certificate of the Company; (vii) the Recapitalization Agreement, dated March 21, 2012, among the Company, Vantiv Holding, LLC and the other parties thereto; (viii) the Exchange Agreement, dated March 21, 2012, among the Company, Vantiv Holding, LLC and the other parties thereto; and (ix) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (i) the Shares that are currently issued and outstanding are, and (ii) the Shares to be issued upon the exchange in accordance with the Exchange Agreement when so issued and sold as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.  In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP